Exhibit 10.1
EMPLOYMENT AGREEMENT
BETWEEN
JAKKS PACIFIC, INC.
AND
JOEL M. BENNETT

DATED OCTOBER 21, 2011

EMPLOYMENT AGREEMENT (the “Agreement”), dated October 21, 2011, by and between Joel M. Bennett (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”).

W I T N E S S E T H:

WHEREAS, Executive and the Company desire to enter into this Agreement to provide for Executive’s continued employment by the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Offices and Duties. The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the Company’s Executive Vice President and Chief Financial Officer. As such, Executive shall have principal responsibility and authority (subject to the provisions of Section 1(d)) to administer all financial and accounting functions for the Company and its subsidiaries, including without limitation with respect to:

i.           financial recordkeeping and reporting;
ii.          interfacing with the Company’s independent auditors;
iii.         preparation and interpretation of budgets, projections and other financial analyses;
iv.         tax reporting and compliance;
v.          cash management; and
vi.         reporting to and advising the Company’s board of directors (the “Board”) and executive management on financial, accounting, tax and compensation matters.

b.          Within the scope of such functions and duties, Executive shall perform such administrative and supervisory services on behalf of the Company as the Board or a Superior Officer (as hereinafter defined) may from time to time reasonably direct. The Board or a Superior Officer may appoint or designate Executive to serve in such other corporate offices of the Company or a subsidiary as they may from time to time deem necessary, proper or advisable; provided that, without his consent (which shall not be unreasonably withheld), Executive shall not be required to occupy or serve in any office which (i) is not reasonably related to his functions and duties as Chief Financial Officer and (ii) involves other substantial duties or liabilities.

c.           Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.

d.           Executive shall at all times be subject to the direction and control of the Board and Superior Officers and observe and comply with such rules, regulations, policies and practices as the Board or a Superior Officer may from time to time establish.

e.           Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section.

2.           Term. The term of this Agreement shall commence as of the date hereof and the term of this Agreement and Executive’s employment hereunder shall end on December 31, 2013, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”). As used herein, “Termination Date” means the last day of the Term.

3.           Compensation.

a.           Base Salary.  As compensation for his services hereunder, the Company shall pay to Executive a base salary at the annual rate of $420,000.00 (the “Base Salary”), and in each subsequent year during the Term at a rate to be determined by the Compensation Committee of the Board (the “Compensation Committee”), but that is at least $15,000.00 more than the rate in the immediately preceding year.  The Base Salary shall be paid to Executive in substantially equal installments in accordance with the Company’s payroll practices, subject to any required tax withholding.

b.            Bonus or Other Additional Compensation.  The Board or Compensation Committee may, from time to time, award a bonus (“Bonus”) or other compensation to Executive, in cash, shares of stock, options to acquire shares of stock or other equity-based awards, as the Board or the Compensation Committee may determine in its sole discretion to be appropriate based on business criteria established or determined by the Board or Compensation Committee, including economic and business conditions affecting the Company and Executive’s personal performance.  Such additional compensation may be awarded in accordance with the Company’s 2002 Stock Award and Incentive Plan (as in effect on the date hereof and as subsequently may be amended, from time to time, or any successor plan, the “Plan”) or as otherwise determined by the Board or Compensation Committee.

c.           Adjustments for Subsequent Financial Statement Changes.  To the extent permitted under applicable law without the imposition of excise taxes, if following the issuance of any shares of stock or other securities, including pursuant to the Plan on account of any cash or other bonus, an adjustment is subsequently made to the financial statement or statements of the Company that would have changed the satisfaction of any condition for the determination of a bonus payment made to Executive or the issuance or vesting of any shares of stock or other securities of the Company or payment of the cash portion of any bonus, the Compensation

Committee shall determine in its reasonable discretion whether any modification or adjustment is required to said bonus payment previously made, or in the vesting of the shares of stock or other securities so affected, and the Company shall promptly give written notice to Executive of any change proposed to be made, setting forth in reasonable detail therein the amount of and basis for such change, and if such shares of stock or other securities has been sold, whether Executive should be required to pay to the Company the net proceeds received by Executive from the sale of such shares of stock or other securities.  If such change approved by the Compensation Committee involves an increase to a bonus payment, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change approved by the Compensation Committee involves a decrease to any such bonus payment, Executive shall repay the amount of such decrease to the Company promptly, and in any event within sixty (60) days after receipt of such notice. In addition, and notwithstanding any provision in this Agreement to the contrary, payment and issuance of the cash, stock and any other bonuses received by Executive under this Agreement, and any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, subject to compliance with all applicable laws, shall be subject to refund and return to the extent necessary to comply with the requirements of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act or any rule or regulation of the United States Securities and Exchange Commission.  The provisions of this paragraph shall survive termination of this Agreement.

d.           Insurance and Other Employee Benefit Plans.  In addition to Executive’s Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any major medical, hospitalization, dental and disability insurance pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term of this Agreement.  Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

e.           No Compensation for Serving in Other Offices.  During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary or affiliate thereof) to which he is elected or appointed.

4.           Expense Reimbursements.

a.           The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

b.           During the Term, the Company shall provide to Executive a suitable automobile or other vehicle for his exclusive use and the Company shall pay the entire cost of leasing and maintaining such vehicle, including, without limitation, lease payments, insurance premiums, repair charges, and maintenance and operating expenses.

5.           Location.  Except for routine travel and temporary accommodations reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the principal executive office of the Company, which office shall be located throughout the Term at its location on the date hereof, or, if relocated, at a location within a distance of thirty (30) miles from its location on the date hereof, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company.

6.           Office. During the Term, the Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services commensurate with his position.

7.           Vacation. Executive shall be entitled to four weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than eight weeks vacation during any consecutive 12-month period during the Term.

8.           Key-Man Insurance.  The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

9.           Confidential Information.

a.           Executive shall, during the Term and thereafter, hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company and its affiliates or their products, prospective products, operations, business and affairs (“Confidential Information”), and he shall not, at any time hereafter, use or disclose any Confidential Information to any Person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive agrees that:

i.      Executive will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

ii.     Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

iii.    Executive will not utilize Confidential Information without first having obtained the Company’s written consent to such utilization.

b.           The commitments set forth in Section 9(a) shall not extend to any portion of Confidential Information that is generally available to the public or that, hereafter, through no act or omission on the part of Executive in violation of his obligations under this Agreement becomes information generally available to the public.

c.           At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company’s option, be returned to the Company or destroyed.

d.           In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Executive agrees to furnish only such portion of the Confidential Information that is legally required to be furnished as determined by Executive’s outside counsel in a written opinion letter.

10.         Intellectual Property.  Subject to Sections 2870 and 2871 of the California Labor Code, Executive and the Company agree to the following:

a.           Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other trade secret, system, idea, invention, design, system, procedure, improvement, technical information, know-how, development, discovery, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Executive, alone or with others in connection with the design, manufacture and marketing of the products of the Company and its affiliates, or conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company or its affiliates, whether or not patentable or registrable (collectively referred to as “Trade Rights”) shall become the sole and exclusive property of the Company.

b.           Executive shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in order to obtain, maintain and protect the Company’s right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying Executive reasonable compensation for any time or effort expended by Executive in connection with such assistance after the Termination Date.  In furtherance of the foregoing, Executive acknowledges and agrees that for all purposes of U.S. and foreign copyright laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Employee for Company or its affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the “Work”), and any and all elements thereof, shall be deemed to constitute “works for hire” belonging to Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in Company.  Executive hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, “know-how,” and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work.  If the Work or any of the elements thereof is deemed not to be “works for hire” within the meaning of Title 17, United States Code, Section 101, then Executive hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Employee hereby acknowledges.  For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Employee hereby grants to the Company an irrevocable power of attorney.

c.           Exception to Assignments.   California Labor Code § 2870 provides that Executive is not required to assign to the Company any of his rights in any inventions that he develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for inventions that either: (i) relate, at the time the Invention is conceived or reduced to practice, to the Company’s business or the Company’s actual or demonstrably anticipated research or development; or (ii) result from any of my work performed for the Company.  Executive shall advise the Company, promptly in writing of any inventions that he believes meet such provisions and should therefore not be assigned to the Company and are not otherwise disclosed on an exhibit to this Agreement.

11.         Restrictive Covenant.

a.           During the Term, and if Executive’s employment terminates because he is discharged by the Company as a result of the occurrence of a “For Cause Event” pursuant to Section 13 of this Agreement or he voluntarily resigns other than for the reasons set forth in Section 14 of this Agreement, for a further period of one year thereafter, Executive shall not, directly or indirectly, for himself or on behalf of any other Person, contact any Person who at the time shall have been within the preceding 12-month period an employee of the Company (or any subsidiary thereof), for the purpose of enticing away such Person from the employ of the Company (or any subsidiary thereof), and shall not conduct activities that constitute raiding of the Company’s employees for employment by himself or another Person.

b.           Executive acknowledges that the provisions of this Section 11, and the period of time, geographic area and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company.  Executive acknowledges that Executive’s position as a key executive of the Company since 1995, including services as Chief

Financial Officer has required and will require the performance of services which are special, unique, extraordinary and of an intellectual character, and have placed and will continue to place him in a position of confidence and trust with Company and its subsidiaries and their respective employees.  Executive also acknowledges that Company’s business is conducted and its customers and prospective customers are located in the United States, Canada, Europe, Hong Kong, the People’s Republic of China, and throughout the world and that, therefore, it is impossible to place a geographic limitation upon the scope of the restrictive covenants contained in this Section 11.  Executive acknowledges that the type and periods of restriction imposed in Section 11 are fair and reasonable and are reasonably required for the protection of Company and the goodwill, business and assets of Company and its affiliates.  If any of the provisions of this Section 11 relating to time, geographical area, or scope are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, or scope shall be reduced to such time, geographical area, or scope as such court shall hold to be reasonable and legally enforceable.  In addition, if any court or arbitrator determines that any of the restrictive covenants contained in this Section 11, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

c.           Executive acknowledges that a breach of the provisions of this Section 11 or Section 9 or Section 10 of this Agreement would irreparably damage Company, and that once such a breach has occurred there may be no accurate way of determining the amount of damage or loss suffered by Company.  Executive therefore agrees that Company may seek enforcement of the terms of this Section 11 or Sections 9 and 10 through preliminary or final injunctive relief or other equitable remedy in court without the requirement to post a bond or other security.

12.         Termination Upon Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death.  In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period, the Company shall have the right to terminate Executive’s employment hereunder within 60 days after the 180th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

13.         Termination for Cause.

a.           In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement if:

i.      Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony offense is sustained on appeal; or

ii.    the Board determines, after due inquiry, based on convincing evidence, that Executive has:

A.           committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

B.           violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of the Company or the Board;

C.           willfully, or because of gross or persistent inaction, (a) failed properly to perform his duties hereunder or (b) acted in a manner detrimental to, or adverse to the interests of, the Company; or

D.           violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder; and that, in the case of any violation or failure referred to in clause (B), (C) or (D) of this paragraph (ii) of Section 13(a), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

b.          The Company may effect such termination as to the occurrence of any act or event described in clauses (A) to (D) of paragraph 13(a)(ii) hereof (each, a “For Cause Event”) by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten days prior to the date of termination set forth therein; provided, however, that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures to the reasonable satisfaction of the Board the factual basis for termination set forth therein or otherwise provides the Board with information reasonably sufficient for the Board to determine that the termination should not be effected.

c.          In making any determination pursuant to Section 13(a) as to the occurrence of a For Cause Event, each of the following shall constitute convincing evidence of such occurrence:

i.     if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

ii.    any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

iii.   any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Board may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

d.          In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Board shall take the following factors, to the extent applicable and material, into account:

i.     whether the Board directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in his taking or omitting to take such action;

ii.    any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured Person, or to prevent or to deter the recurrence of such For Cause Event;

iii.   whether any lesser sanction would be appropriate and effective; and

iv.   any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.

14.        Termination by Executive for “Good Reason”. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder:

a.          if (i) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder (which includes, but is not limited to, any payment required to be made to Executive under this Agreement or relocation of the Company’s office in violation of the provisions of Section 5), or (ii) as a result of any action or failure to act by the Company, there is a material change in Executive’s title(s) or the nature or scope of the duties, obligations, rights or powers of Executive’s employment, which material change shall be deemed to include ceasing to serve as Chief Financial Officer of a publicly traded corporation (each of the events specified in clauses (i) and (ii), a “Good Reason Event”), by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, no later than thirty (30) days after the occurrence of such Good Reason Event, which termination notice shall specify an effective date of termination at least sixty (60) days but in no event later than ninety (90) days after the date of such notice; provided, however, that the Company may avoid such termination if it, prior to the effective date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein, which termination notice shall specify an effective date of termination at least sixty (60) days but in no event later than ninety (90) days after receipt of the notice from Executive.

b.          if a Change of Control (as hereinafter defined) occurs during the Term, and a Good Reason Event occurs within the two year period following the Change of Control, by giving the Company notice of intent to terminate at any time within thirty (30) days after the occurrence of such Good Reason Event, setting forth the events or circumstances constituting such Change of Control and the Good Reason Event, which termination notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive.

15.        Compensation upon Termination.  Notwithstanding anything contained herein to the contrary, and in addition to Executive’s rights under Section 17:

a.          Termination by Company Upon Executive’s Death or Disability.  If Executive’s employment is terminated pursuant to Section 12, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, and (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, payable as provided in Section 15(e), and no Bonus compensation shall be paid with respect to the fiscal year in which the Termination Date occurs.

b.          Termination by Company for Cause.  If Executive’s employment is terminated as the result of the occurrence of a For Cause Event pursuant to Section 13, from and after the Termination Date, the Company shall have no further obligation to Executive hereunder, including, without limitation, any obligation pursuant to Section 17, except for the payment to Executive of (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, and (ii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, payable as provided in Section 15(e), and no Bonus compensation shall be paid with respect to the fiscal year in which the Termination Date occurs or any completed fiscal year that has not been determined to have been earned or remains unpaid (including but not limited to any unvested shares of restricted stock or other equity securities of the Company issued to Executive.)

c.          Termination by Executive for Good Reason or by Company Other than For Cause (In Each Case Other than Upon a Change of Control). If Executive’s employment is terminated by Executive pursuant to Section 14(a) as a result of the occurrence of a Good Reason Event or by the Company other than as a result of the occurrence of a For Cause Event, in each case, other than within the two year period following a Change of Control, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, (iv) an amount, in cash, equal to the amount of Base Salary payable for the balance of the calendar year from and after the Termination Date, plus the product of (A) his Base Salary in effect on the Termination Date, and (B) the number of full calendar years remaining in the balance of the Term after the Termination Date through December 31, 2013, and (v) continued major medical, hospitalization, and dental insurance providing coverage at least as favorable to Executive as that in effect on the Termination Date through December 31, 2013.  The payments required under clauses (i) through (iv) of this Section 15(c) shall be payable as provided in Section 15(e).

d.          Termination Following a Change of Control. If within the two year period following a Change of Control Executive’s employment is terminated by Executive pursuant to Section 14(b) or by the Company other than as a result of the occurrence of a For Cause Event, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, and (iv) upon the terms and subject to the conditions set forth in Section 16, the Special Parachute Amount (as hereinafter defined), payable as provided in Section 15(e).

e.          Except for the continuation of insurance coverage and subject to Section 18, any amount payable to Executive upon termination of his employment under this Agreement shall be paid promptly and in any event within thirty (30) days, after the Termination Date.  If Executive shall die prior to Executive’s receipt of all payments required under this Agreement, the Company shall pay Executive’s designated beneficiary or, if there is no designated beneficiary, his estate all such amounts that would have otherwise been payable to Executive under this Agreement as of the date of his death.

f.           Executive shall have no obligation hereunder to seek or to accept any other employment after the Termination Date or otherwise to mitigate the payments required to be made by this Section.

16.        Change of Control.

a.          For the purposes of this Section 16:

i.     The “Act” is the Securities Exchange Act of 1934, as amended.

ii.    A “person” includes a “group” within the meaning of Section 13(d) (3) of the Act.

iii.   “Control” is used herein as defined in Rule 12b-2 under the Act.

iv.   “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

v.    “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

vi.   “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

vii.  “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

viii.  The “Code” is the Internal Revenue Code of 1986, as amended.

ix.    “Base amount,” “present value” and “parachute payment” are used herein as defined in Section 280G of the Code.

b.          A “Change of Control” occurs when:

A.           a Non-Affiliated Person acquires control of the Company;

B.           upon an acquisition of Voting Securities or Rights by a Non- Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)); or

C.           upon any change in the membership of the Board, a majority of the directors are persons who are not nominated or appointed by the Board as constituted prior to such change.

c.          The “Special Parachute Amount” to which Executive shall be entitled pursuant to Section 15(d) shall be a lump sum cash payment equal the greater of (i) two (2) times Executive’s annual Base Salary and (ii) the sum of the amount equal to the amount of Base Salary payable for the balance of the calendar year from and after the Termination date, plus the product of (A) his Base Salary in effect on the Termination Date, and (B) the number of full calendar years remaining in the balance of the Term after the Termination Date through December 31, 2013.

d.          It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includable in the computation of parachute payments shall not exceed 2.99 times the base amount. Accordingly, if Executive receives any payment or benefit from the Company prior to payment of the Special Parachute Amount which, when added to the Special Parachute Amount, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, the Special Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of the Special Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

e.          Any other provision hereof notwithstanding, Executive may, prior to his receipt of the Special Parachute Amount pursuant to Section 15(d), waive the payment thereof, or, after his receipt of the Special Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within 180 days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

f.          Any determination of the base amount, the Special Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 18, shall be made by an independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which payment of the Special Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

g.          The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

17.        Other Termination Provisions. In addition to Executive’s rights under Section 15:

a.          If his employment is terminated by Executive pursuant to Section 14(a) or 14(b) or by the Company other than as the result of the occurrence of a For Cause Event pursuant to Section 13, all shares of restricted stock or other equity securities of the Company issued to Executive that have not yet fully vested prior to the Termination Date shall immediately vest.

b.          Upon request by Executive, on the Termination Date or as soon as practicable thereafter, the Company shall assign to Executive, and Executive shall assume, the lease relating to any automobile or other vehicle that the Company provides for his use on the Termination Date pursuant to Section 4(b) (other than an automobile or other vehicle owned or leased by Executive), if and to the extent assignable under the terms and conditions thereof, and thereafter Executive shall be liable for, and the Company shall be relieved of all liability for, any amount or other obligation required to be paid or performed thereunder in respect of any period commencing after the date of assignment.

c.          Throughout the 10-year period following the Termination Date, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

d.          Throughout the 10-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a

“claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the Termination Date.

e.          The Executive shall, at the request of the Board, immediately resign without claim for compensation from any office held by the Executive in the Company or any affiliate (but without prejudice to any claim for damages for breach of this Agreement or for any compensation which otherwise may be payable pursuant to this Agreement or otherwise) and in the event of the failure to do so, the Company is hereby irrevocably authorized to appoint some person in the Executive’s name and on the Executive’s behalf to sign and deliver such resignations to the Board.

f.           The Executive shall immediately repay all outstanding advances, debts or loans due to the Company or any affiliate, and the Company is hereby authorized to deduct from payments due to the Executive a sum in repayment of all or any part of any such advances, debts or loans.

18.        Compliance with Code Section 409A.

a.          Unless otherwise expressly provided in this Agreement, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A (“Code Section 409A”)).  Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

b.          All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that Executive is determined to be a “Specified Employee” (as defined in and determined in accordance with Code Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of “Separation from Service” (as defined in Code Section 409A) shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule, with interest on such delayed amount equal to the short-term federal rate applicable under Section 7872(f) (2) (A) of the Code for the month in which occurs Executive’s Separation from Service.  Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

c.          In respect of all payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A), for purposes of this Agreement, termination of employment shall be deemed to occur only upon “Separation from Service” as such term is defined in Code Section 409A.  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later then the end of the second (2nd) calendar year commencing after termination of employment.

d.          All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits subject to Code Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

19.        Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

20.        Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex, e-mail or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Executive at the address on file with the Company; or

to the Company at:	22619 Pacific Coast Highway
Malibu, California 90265
Attn: Chairman (if a Chairman has been elected) or Chief Executive Officer or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

21.        Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

22.        Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

23.        Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California without regard to principles of choice of law or conflict of laws.

24.        Jurisdiction.  Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of Los Angeles, State of California, or such District, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 20 of this Agreement.

25.        Remedies.  In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

26.        Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

27.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

28.        Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Executive, or any other ruling, judgment, order, writ or decree.

29.        Survival.   The provisions of this Agreement which by their terms are or become effective following termination of this Agreement, including but not limited to the provisions of Section 9, 10, 11, 14, 15, 16, 17, 18, 20, 22, 23, 24, and 25 shall survive the termination of this Agreement.

30.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

31.        Titles and Captions.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

32.        Grammatical Conventions.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

33.        References.  The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

34.        No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

35.        Certain Definitions.  As used herein:

i.           “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

ii.          A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

iii.         “Superior Officer" means any of the Company’s Chairman (if any), Chief Executive Officer, and President.

36.        Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating hereto, including, without limitation, the Executive’s employment agreements with the Company dated January 1, 2003 and July 17, 2007, which have terminated prior to the date hereof, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing during the term thereof (including without limitation the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment thereunder) that has not been so performed or satisfied, and (b) retain its right thereunder to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

JAKKS PACIFIC, INC.

By:	/s/ STEPHEN G. BERMAN
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ JOEL M. BENNETT
Joel M. Bennett